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                     September 25, 2023

       Stephen Bratspies
       Chief Executive Officer
       Hanesbrands Inc.
       1000 East Hanes Mill Road
       Winston-Salem, NC 27105

                                                        Re: Hanesbrands Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 8,
2023
                                                            File No. 001-32891

       Dear Stephen Bratspies:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services